Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of Repligen Corporation on Forms S-3 (File Nos. 333-210775, 333-106109, 333-36280, 333-35056, 333-31728, 333-95641, 333-79611, 333-76005, 333-57951, 333-30383 and 333-211436) and Forms S-8 (File Nos. 333-196456, 333-184284, 333-181670, 333-157168 and 333-89140) of our report dated June 14, 2017, with respect to our audit of the combined financial statements of Spectrum, Inc. and subsidiaries and combined entities, which comprise the combined balance sheet as of December 31, 2016 and January 2, 2016, and the related combined statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements, which report is included in this Form 8-K/A of Repligen Corporation.

/s/ Wright Ford Young & Co.

Wright Ford Young & Co.
Irvine, California
October 12, 2017